Exhibit 10.1

Execution Version

Strictly Confidential

Dated 2 May, 2023

Share Sale and Purchase Agreement

in relation to General Alumina Holdings Limited

among

Noble New Asset Intermediate Co Limited

as Seller

Noble Group Holdings Limited
as Seller Parent

Noble Resources International Pte. Ltd.
as NRIPL

and

Century Aluminum Jamaica Holdings, Inc.

as Purchaser

Table of Contents

Page

1.	Interpretation	1
2.	Sale and Purchase	11
3.	Consideration	11
4.	Pre-Completion Obligations	11
5.	Completion	12
6.	Post-Completion Obligations	13
7.	Leakage	14
8.	Seller’s Warranties	17
9.	Limitations on Liability	18
10.	Purchaser’s Warranties and Undertakings	18
11.	Termination	19
12.	Insurance	19
13.	Confidentiality	19
14.	Announcements	20
15.	Obligations of Seller Parent	20
16.	Obligations of NRIPL	21
17.	Assignment	21
18.	Further Assurance	21
19.	Entire Agreement	22
20.	Severance and Validity	22
21.	Variations	22
22.	Remedies and Waivers	22
23.	Effect of Completion	23
24.	Third Party Rights	23
25.	Payments	23
26.	Costs and Expenses	23
27.	Notices	23
28.	Counterparts	24
29.	Governing Law and Jurisdiction	25
30.	Agent for Service of Process	25

(i)

(ii)

This Agreement is made on 2 May 2023:

Between:

(1)	Noble New Asset Intermediate Co Limited, a company incorporated in the British Virgin Islands with registered number 1995979 and whose registered office is at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, VG1110 (the “Seller”).

(2)	Noble Group Holdings Limited, a company incorporated in Bermuda with registered number 53876 and whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the “Seller Parent”).

(3)	Noble Resources International Pte. Ltd., a company incorporated in the Republic of Singapore with registered number 201115304N and whose registered office is at 60 Anson Road, #19-01 Mapletree Anson, Singapore 079914 (“NRIPL”).

(4)	Century Aluminum Jamaica Holdings, Inc., a company incorporated in Delaware, USA with registered number 92-3337569 and whose registered office is at 251 Little Falls Drive, Wilmington DE, 19808 (the “Purchaser”).

Whereas:

(A)	Particulars of the Company and each of its Subsidiaries (as defined in Clause 1.1 (Interpretation)) are set out in Schedule 1 (The Group Companies).

(B)	The Seller has agreed to sell and the Purchaser has agreed to purchase and pay for the Shares (as defined in Clause 1.1 (Interpretation)) in each case on the terms and subject to the conditions of this Agreement.

(C)	This Agreement is entered into for the purposes of, and in connection with, the sale and purchase of the Group (as defined in Clause 1.1 (Interpretation)).

It is agreed:

1.	Interpretation

1.1	In this Agreement:

“Accounts” means the Audited Accounts and the Management Accounts;

“Accounts Date” means 31 December;

“Action” means any action, litigation, claim, suit, arbitration, mediation, demand, proceeding or investigation, in each case, by or before any court, Governmental Authority or tribunal;

“Affiliates” means, with respect to any person, any corporation, partnership, or other business or legal entity that, directly or indirectly, Controls, is Controlled by, or is under common Control with such person;

“Agents” means, in relation to a person, that person’s directors, officers, employees, advisers, agents and representatives;

“Alumina On-Sale Agreements” means each of the alumina sales agreements entered into by and between Kalon Resources Limited and various third party end-users, further details of which are set out in Schedule 8 (Alumina On-Sale Agreements), as amended or supplemented from time to time, together with any further alumina sales agreements entered into during the Call Option Period (in compliance with Clause 6.2 of the Call Option Deed);

“Alumina Sales Deductions” has the meaning given in Clause 7.1 (Definitions);

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act of 1977; (b) the UK Bribery Act 2010; and (c) any other applicable law, regulation, order, decree or directive having the force of law and relating to bribery or corruption;

“Audited Accounts” means the audited financial statements of the Company (in folder 1.2.1.1 of the Data Room) for the accounting reference period ended on the Accounts Date in each of 2019, 2020 and 2021 and the audited financial statements of GAJL (in folder 1.2.2.1 of the Data Room) for the accounting reference period ended on the Accounts Date in each of 2019 and 2020, each together with the respective Auditors’ reports and the notes to the audited financial statements;

“Auditors” means PricewaterhouseCoopers with respect to GAJL and MHA MacIntyre Hudson with respect to the Company;

“Breaching Party” has the meaning given in Clause 5.4 (Completion);

“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in London, United Kingdom, Zug, Switzerland, Chicago, United States of America, New York, United States of America, Singapore and Hong Kong;

“Business IP” has the meaning given in paragraph 11.1 of Schedule 3 (Warranties);

“Call Option” means the option granted by Noble New Asset Intermediate Co Limited to Glencore International AG allowing Glencore International AG, at its sole discretion, to purchase the Shares at the price and subject to the terms and Conditions set out in the Call Option Deed and this Agreement;

“Call Option Deed” means the deed granting Glencore International AG the Call Option and entered into between Noble New Asset Intermediate Co Limited, Noble Group Holdings Limited, Noble Resources International Pte. Ltd., and Glencore International AG on 14 March 2023 and as amended on 7 April 2023;

“Call Option Notice” has the meaning given to that term in the Call Option Deed;

“Call Option Period” has the meaning given to that term in the Call Option Deed;

“CAP” means Clarendon Alumina Production Limited;

“Claim” means any claim made by the Purchaser under, or in connection with the subject matter of, this Agreement; and “Claims” shall mean all such claims;

“Company” means General Alumina Holdings Limited, further details of which are set out in Part 1 of Schedule 1 (The Group Companies);

“Completion” means completion of the sale and purchase of the Shares under this Agreement;

“Completion Date” means the date of this Agreement;

“Computer Systems” has the meaning given in paragraph 12.2 of Schedule 3 (Warranties);

“Conditions” has the meaning given to it in the Call Option Deed;

“Connected Person” means, in relation to the Seller, the directors, shareholders and employees of the Seller and its and their respective Affiliates;

“Connell” means Connell St. Lucia Inc. and its Affiliates (other than any Group Company);

“Connell Agreement” means the Master Lease Agreement entered into by and between the Jamalco JV and Connell dated 25 July 2007;

“Connell Letter of Credit” means the standby letter of credit issued by Deutsche Bank AG upon an application by NRIPL in favor of Connell in the amount of US$406,561 with the expiration date of 1 October 2023, including any renewals, amendments and replacements thereof;

“Consideration” has the meaning given in Clause 3.1 (Consideration);

“Continuing Provisions” means Clause 1 (Interpretation), Clause 13 (Confidentiality), Clause 14 (Announcements), Clause 17 (Assignment), Clause 19 (Entire Agreement), Clause 20 (Severance and Validity), Clause 21 (Variations), Clause 22 (Remedies and Waivers), Clause 24 (Third Party Rights), Clause 26 (Costs and Expenses), Clause 27 (Notices), Clause 29 (Governing Law and Jurisdiction) and Clause 30 (Agent for Service of Process), all of which shall continue to apply after the termination of this Agreement pursuant to Clause 11 (Termination) without limit in time;

“Control” means, in relation to a person:

(a)	holding or controlling, directly or indirectly, a majority of the voting rights exercisable at shareholder meetings (or the equivalent) of that person;

(b)	having, directly or indirectly, the right to appoint or remove directors holding a majority of the voting rights exercisable at meetings of the board of directors (or the equivalent) of that person;

(c)	having, directly or indirectly, the ability to direct or procure the direction of the management and policies of that person, whether through the ownership of shares, by contract or otherwise; or

(d)	having the ability, directly or indirectly, whether alone or together with another, to ensure that the affairs of that person are conducted in accordance with his or its wishes,

and

(i)	the terms “Controlling” and “Controlled” shall be construed accordingly; and

(ii)	any two (2) or more persons acting together to secure or exercise Control of another person shall be viewed as Controlling that other person;

“Data Room” means those documents and other materials contained in the electronic data room hosted by Intralinks, Inc. (Exchange ID 12445895), as at the date of the Call Option Notice, for the purpose of the Transaction (and the Seller shall procure that a copy of such electronic data room will be saved to an electronic storage device (USB) and delivered by Intralinks, Inc. to the Purchaser and the Seller as soon as reasonably practicable following the date of this Agreement);

“Deliverables” has the meaning given in Clause 5.3 (Completion);

“Demurrage Costs” means the actual demurrage costs (as negotiated by the parties to the Alumina On-Sale Agreements on an arms’ length basis and agreed by the Purchaser (acting reasonably)) incurred by Kalon Resources Limited prior to the date of Completion under each of the Alumina On-Sale Agreements;

“Disclosed” means fairly disclosed in a manner which would enable a sophisticated investor, with experience in transactions of the nature of those contemplated by this Agreement, to understand the nature and scope of the relevant fact, matter, event or circumstance so disclosed, in either the Disclosure Letter or the Data Room;

“Disclosure Letter” means the letter dated 19 April 2023 from the Seller to the Option Holder in the agreed terms, which has been acknowledged and agreed by the Purchaser as at the date of the Call Option Notice;

“Dispute” has the meaning given in Clause 29.3 (Governing Law and Jurisdiction);

“Dispute Notice” has the meaning given in Clause 29.3 (Governing Law and Jurisdiction);

“Documents” has the meaning given in paragraph 1.1 of Schedule 5 (Purchaser’s Warranties);

“Effective Date” has the meaning given in Clause 7.1 (Definitions);

“Encumbrance” means any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre-emption right, right to acquire, option, right of conversion, power of sale, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement having similar effect;

“Environmental Claim” means any Action alleging liability arising out of the violation of, or non-compliance with, any Environmental Laws or Environmental Permits;

“Environmental Laws” means all applicable laws relating to or imposing liability or standards of conduct concerning the protection of the environment, pollution, contamination, human health or safety, and any applicable law concerning emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater, soil, land surface or subsurface or real property;

“Environmental Permit” means any permit, licence, approval or other authorisation under any applicable law or of any Governmental Authority relating to Environmental Laws or Hazardous Substances;

“Existing Letters of Credit” means the Connell Letter of Credit, Ferguson Letter of Credit and Honeywell Letter of Credit; and an “Existing Letter of Credit” shall mean any one of the Existing Letters of Credit;

“Ferguson” means Ferguson Enterprises, LLC and its Affiliates;

“Ferguson Agreement” means the Supply Chain Services Agreement entered into by and between General Alumina Jamaica Inc. and Ferguson dated 1 September 2021;

“Ferguson Letter of Credit” means the standby letter of credit issued by Deutsche Bank AG upon an application by NRIPL in favor of Ferguson in the amount of US$3,000,000 with the expiration date of 31 July 2023, including any renewals, amendments and replacements thereof;

“Freight Costs” means the actual freight costs, directly associated with any shipment in the month of March and/or April 2023, incurred by Noble Chartering Limited prior to the date of Completion under the Volta Alumina Sales Contract and passed through to NRIPL;

“GAJL” means General Alumina Jamaica LLC (now known as General Alumina Jamaica Limited);

“GAJL Alumina Sales Agreement” means the Alumina Sales Agreement entered into by and between GAJL and NRIPL dated 20 December 2018 as amended from time to time;

“GAJL Draft Audited Accounts” means the draft audited financial statements of GAJL (in folder 1.2.2.1 of the Data Room) for the accounting reference period ended on the Accounts Date in 2021;

“GCT” means: (a) general consumption tax in Jamaica; and (b) any other Tax of a similar nature, whether imposed in Jamaica in substitution for, or levied in addition to, such tax referred to in paragraph (a), or elsewhere;

“Government Official” means any officer, executive, official, employee or any person acting in an official capacity for or on behalf of any government, or agency, department or instrumentality or political subdivision thereof or of a public international organization (e.g., the Red Cross); political party or official of a political party, or a political candidate thereof; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise such as state-owned or controlled universities, airlines, oil companies or health care facilities;

“Governmental Authority” means any domestic or foreign, federal, national, state, multi- state, international, multinational or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder or any court or other tribunal or judicial authority;

“Group” means the Company and its Subsidiaries; and the expressions “Group Company” and “Group Companies” shall be construed accordingly;

“Group Books and Records” has the meaning given in Clause 10.2 (Purchaser’s Warranties and Undertakings);

“Group Wrong Pocket Asset” has the meaning given in Clause 6.4 (Wrong Pockets);

“Guarantees” means the guarantees by the Company and GAJL of the Senior Secured PIK Notes due 2024 issued by NNACL;

“Hazardous Substance” means any substances defined, listed, classified or regulated as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants”, “wastes”, “radioactive materials”, “petroleum”, “oils” including natural or man-made elements (including, but not limited to, petroleum or any by-products or fractions thereof, lead, asbestos and “asbestos-containing materials”, polychlorinated biphenyl (the “PCBs”) and PCB-containing equipment, radon and other radioactive elements, pesticides, defoliants, explosives, flammables and corrosives) or designations of similar import under any Environmental Law;

“Honeywell” means Honeywell Manageability Leasing Company Jamaica LLC and its Affiliates;

“Honeywell Agreement” means the Quasar III Financial Lease Agreement entered into by and between GAJL and Honeywell dated 23 December 2021;

“Honeywell Letter of Credit” means the standby letter of credit issued by Deutsche Bank AG upon an application by GAJL in favor of Honeywell in the amount of US$2,397,961 with the expiration date of 31 December 2023, including any renewals, amendments and replacements thereof;

“Hong Kong” means the Hong Kong Special Administrative Region;

“Information” has the meaning given in paragraph 5 of Schedule 4 (Seller’s Limitations on Liability);

“Insurance Costs” means the actual insurance costs, directly associated with any shipment in the period between the date of the Call Option Deed and Completion, incurred by (or passed through to) NRIPL prior to the date of Completion under any of the Alumina On-Sale Agreements;

“Intellectual Property” means all rights in patents, utility models, trademarks, service marks, logos, getup, trade names, internet domain names, copyright (including rights in computer software), design rights, moral rights, database rights, topography rights, plant variety rights, confidential information and knowledge (including know how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), and rights protecting goodwill and reputation, in all cases whether registered or unregistered; all other forms of protection having a similar nature or effect anywhere in the world to any of the foregoing and applications for or registrations of any of the foregoing rights;

“Intercompany Balance” means an amount which, as at 31 January 2023, was equal to US$1,789,431 and which may be increased or decreased prior to Completion, payable by NNACL to GAJL;

“Jamalco JV” means the unincorporated joint venture between GAJL and CAP carrying on business as “Jamalco”, the principal activities of which are bauxite mining and alumina refining in Jamaica;

“Jamalco Membership Shares” has the meaning given in paragraph 3.1 of Schedule 3 (Warranties);

“JM$” means Jamaican Dollars, the lawful currency of Jamaica;

“Leakage” has the meaning given in Clause 7.1 (Definitions);

“Letters of Credit Release” has the meaning given in Clause 10.4 (Purchaser’s Warranties and Undertakings);

“Loss” or “Losses” means all losses, liabilities, actions and claims, including charges, costs, damages, fines, penalties, interest and all legal and other professional fees and expenses, including, in each case, all related Taxes;

“LPPBs” means the low pressure package boilers under the Rental Equipment Agreement entered into on 24 November 2021 by and among WARE, GAJL and CAP contained in the Data Room at reference 1.6.1.1.2.1;

“Management Accounts” means the unaudited management accounts of each of GAJL and the Company and includes monthly management accounts for the twelve (12) months ended 31 December 2022 and the one (1) month ended 31 January 2023;

“Material Contract” means: (i) the GAJL Alumina Sales Agreement and the New Marketing Agreement; (ii) all membership agreements and other arrangements amongst members relating to the Jamalco JV and the relationship between, and rights and obligations of, its members; (iii) the contracts contained in the Data Room at reference 1.6.1.5; and (iv) all documents relating to material financing arrangements to which a Group Company or the Jamalco JV is party contained in the Data Room at reference 1.2.4.3;

“NEPA” means the National and Environmental Planning Agency of Jamaica;

“New Marketing Agreement” means the New Marketing Agreement entered into by and between CAP and NRIPL dated 2 September 2020;

“NNACL” means Noble New Asset Co Limited;

“Non-Breaching Party” has the meaning given in Clause 5.4 (Completion);

“Notice” has the meaning given in Clause 27.1 (Notices);

“Option Holder” has the meaning given to that term in the Call Option Deed;

“Ordinary Course of Business” means, in relation to an entity, any action taken by such entity in the ordinary course of: (a) that entity’s business as is consistent with the past customs and practices of such entity; or (b) the normal day-to-day operations of such entity (and in each case having regard to the Relevant Factors);

“Outstanding Agreement(s)” has the meaning given in Clause 6.3 (Post-Completion Obligations);

“Parent Undertaking” means an Undertaking which, in relation to another Undertaking (a “Subsidiary Undertaking”):

(a)	holds a majority of the voting rights in the Undertaking;

(b)	is a member of the Undertaking and has the right to appoint or remove a majority of its board of directors (or analogous body, including a management board and supervisory council);

(c)	has the right to exercise a dominant influence over the Undertaking, by virtue of provisions contained in its constitutional documents or elsewhere; or

(d)	controls alone, pursuant to an agreement with the other shareholders or members, a majority of the voting rights in the Undertaking,

and an Undertaking shall be treated as the Parent Undertaking of any Undertaking in relation to which any of its Subsidiary Undertakings is, or is to be treated as, Parent Undertaking, and “Subsidiary Undertaking” shall be construed accordingly;

“Party” means a party to this Agreement; and “Parties” shall mean the parties to this Agreement;

“Pension Schemes” means the General Alumina Jamaica LLC Salaried Pension Plan (formerly Alcoa Minerals of Jamaica LLC. (Salaried) Pension Plan) and the Defined Contribution Pension Plan;

“Permits” has the meaning given in paragraph 15.1 of Schedule 3 (Warranties);

“Permitted Leakage” has the meaning given in Clause 7.1 (Definitions);

“Person” has the meaning given in paragraph 17.1(a) of Schedule 3 (Warranties);

“Pledges” means each of the documents listed in Schedule 2 (Security Documents) to the Release together with each other document that is a “Security Document” for the purpose of the Release;

“Policies” has the meaning given in paragraph 13(a) of Schedule 3 (Warranties);

“Proceedings” has the meaning given in Clause 29.2 (Governing Law and Jurisdiction);

“Properties” means the properties owned or occupied by the Group or Jamalco JV;

“Purchaser Assignee” has the meaning given in Clause 17.2 (Assignment);

“Purchaser’s Group” means the Purchaser, its Subsidiary Undertakings, any Parent Undertaking of the Purchaser and all other Subsidiary Undertakings of any such Parent Undertaking as the case may be from time to time (and including, after Completion, the Group Companies);

“Purchaser’s Lawyers” means Weil, Gotshal & Manges (London) LLP;

“Purchaser’s Warranties” means the warranties referred to in Schedule 5 (Purchaser’s Warranties);

“Quality Costs” means the actual costs arising out of non-compliance with the contracted alumina specifications (as negotiated by the parties to the Alumina On-Sale Agreements on an arms’ length basis and agreed by the Purchaser (acting reasonably)) incurred by Kalon Resources Limited on shipments with a bill of lading prior to the date of Completion under each of the Alumina On-Sale Agreements;

“Related Persons” has the meaning given in Clause 19.5 (Entire Agreement);

“Release” means the Global Deed of Release executed by the Trustee, Madison Pacific Trust Limited as Security Trustee and each Security Provider party thereto evidencing the release and discharge of the Guarantees and the Pledges, which may be conditioned only on the occurrence of Completion;

“Relevant Factors” means:

(a)	the current financial position of the Seller and its Subsidiaries and the resultant restrictions on cash available to fund development and operations of the Group; and

(b)	the fire at the plant of the Jamalco JV (on or about 22 August 2021) and the impact of that event on the operations of the business of the Jamalco JV;

“Relevant Party’s Group” means, in relation to the Purchaser, the Purchaser’s Group and, in relation to the Seller, the Seller’s Group;

“Remaining Restricted Cash” means the amount of Restricted Cash as at the New York Business Day immediately preceding the Completion Date as evidenced by the WARE Escrow Account Completion Statement;

“Restricted Cash” means the cash collateral with respect to the LPPBs, as reflected in the WARE Escrow Account from time to time;

“Returns” has the meaning given in paragraph 19.2 of Schedule 3 (Warranties);

“Sanctioned Country” has the meaning given in paragraph 17.1(a) of Schedule 3 (Warranties);

“Sanctioned Person” has the meaning given in paragraph 17.1(a) of Schedule 3 (Warranties);

“Sanctions” has the meaning given in paragraph 17.1(a) of Schedule 3 (Warranties);

“Seller Connected Person” means any Connected Person of the Seller other than the Group Companies;

“Seller Transaction Costs” has the meaning given in Clause 7.1 (Definitions);

“Seller’s Designated Account” means the following US$ denominated bank account:

Beneficiary’s bank:	[*****]
Swift code:	[*****]
Intermediary bank:	[*****]
Account no.:	[*****]
Beneficiary:	[*****]

“Seller’s Group” means the Seller Parent and each Subsidiary Undertaking of the Seller Parent (but, on and from the Completion Date, excluding the Group Companies);

“Seller’s Lawyers” means White & Case LLP;

“Shares” means the entire issued share capital of the Company as at Completion (which, on the date of this Agreement, comprises the two (2) ordinary shares of £1 par value in the issued share capital of the Company);

“Subsidiaries” means the companies particulars of each of which are set out in Part 2 of Schedule 1 (The Group Companies); and “Subsidiary” shall mean any of them;

“Subsidiary Undertaking” means any Undertaking in relation to which another Undertaking is its Parent Undertaking;

“Tax” or “Taxation” means and includes all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies, withholdings and deductions, whenever imposed and all related penalties, fines, charges, costs and interest imposed by any Taxation Authority;

“Taxation Authority” means any governmental or other authority competent to impose Taxation, wherever situated;

“Transaction” means the transactions contemplated by this Agreement;

“Transaction Documents” means this Agreement and the Disclosure Letter;

“Trustee” means DB Trustees (Hong Kong) Limited;

“Undertaking” means a body corporate or partnership or an unincorporated association carrying on trade or business;

“US” means the United States of America;

“US$” means US Dollars, the lawful currency of the United States of America;

“VAT” means, within the European Union, such Tax as may be levied pursuant to Council Directive 2006/112/EC (as amended from time to time), and outside the European Union, any other Tax of a similar nature wherever imposed (including value added tax levied pursuant to the United Kingdom Value Added Tax Act 1994) and includes, without limitation, GCT;

“Volta Alumina Sales Contract” means the Alumina Sales Contract entered into by and between Noble Resources Limited (as seller) and Volta Aluminium Company Limited (as buyer) dated 24 April 2020 as novated to Kalon Resources Limited on 15 January 2021 and as amended from time to time;

“WARE” means Ivan Ware and Son, Inc., a company incorporated in Kentucky, US, with organization number 0054628 and whose address is at 3401 Bashford Avenue Court, Louisville, KY 40218;

“WARE Escrow Account” means the following US$ denominated bank account:

Beneficiary’s bank:	[*****]
ABA:	[*****]
Account name:	[*****]
A/C#.:	[*****]

“WARE Escrow Account Completion Statement” means the statement delivered by the Seller to the Purchaser at Completion setting forth the amount of the Restricted Cash and the balance of the WARE Escrow Account as at the New York Business Day immediately preceding the Completion Date;

“Warranties” means the warranties referred to in Schedule 3 (Warranties); and a “Warranty” shall mean any one of them; and reference to a numbered Warranty or Warranties is a reference to the paragraph(s) of that number in Schedule 3 (Warranties);

“Warranty Claim” means a Claim for breach or inaccuracy of, or otherwise in connection with, any one (1) or more Warranties; and

“£” means Pound Sterling, the lawful currency of the United Kingdom.

1.2	The expressions “body corporate” and “subsidiary” shall have the meaning given in the Companies Act 2006.

1.3	Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (including, for the avoidance of doubt, email).

1.4	References to “include” or “including” are to be construed without limitation.

1.5	References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.

1.6	References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).

1.7	References to documents in the agreed form are documents in the form agreed by the Parties and initialled by or on behalf of them for the purpose of identification.

1.8	The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.9	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.10	References to Clauses, paragraphs and Schedules are to clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.

1.11	References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision except to the extent that any amendment, consolidation or replacement after the date of this Agreement would increase or extend the liability of any Party under this Agreement.

1.12	References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.13	References to “material” mean, save where the context requires otherwise, material having regard to the business, profits or assets of the Group taken as a whole.

1.14	References to “substantiated” in the context of a Claim means a Claim for which the Seller may be liable and which is admitted or proved in a court of competent jurisdiction with all rights of appeal having been exhausted.

1.15	Any reference to a Party using, or an obligation on a Party to use, its “best endeavours” or “reasonable endeavours” shall not oblige that Party to incur material expenditure save as expressly provided under the terms of this Agreement or to take any action which would be commercially onerous or commercially unreasonable, or detrimental to its commercial interests.

1.16	All payments required in accordance with this Agreement shall be made in US Dollars. Any payments or calculations of an amount in a different currency shall be converted into US Dollars at the midpoint closing rate for converting that currency into US Dollars prevailing at the relevant date as quoted on Bloomberg. For the purposes of this Clause 1.16, “relevant date” means the date on which a payment or an assessment is to be made.

1.17	This Agreement shall be binding on and be for the benefit of the successors and assigns of the Parties.

2.	Sale and Purchase

The Seller shall sell and the Purchaser shall purchase the Shares with all rights attaching to them at Completion, and the Seller shall transfer legal and beneficial title to the Shares to the Purchaser with full title guarantee and free from all Encumbrances, on the terms and subject to the conditions of this Agreement.

3.	Consideration

3.1	The consideration for the sale and purchase of the Shares shall be the payment by the Purchaser to the Seller in accordance with the terms of this Agreement of the “Consideration”, which shall be calculated as follows:

(a)	US$1.00; plus

(b)	an amount equal to the Remaining Restricted Cash (if any).

3.2	Any amount that is payable pursuant to Clause 3.1 shall be paid in US$.

Payment of the Consideration

3.3	Payment of the Consideration by the Purchaser to the Seller shall be made at Completion in accordance with paragraph 1 of Part 3 of Schedule 2 (Completion Arrangements).

3.4	Consideration Adjustment

If any payment is made by either party under this Agreement, the payment shall, to the extent permitted by law, be treated as an adjustment to the Consideration under this Agreement to the extent of such payment and, in such circumstances, the Consideration shall be deemed to have been reduced (or increased, as the case may be) by the amount of such payment.

4.	Pre-Completion Obligations

4.1	Notwithstanding anything to the contrary in this Agreement, if the Intercompany Balance is:

(a)	a negative amount (representing a net payable owing by NNACL to GAJL), then the Seller and Seller Parent shall procure that the Intercompany Balance is novated to the Purchaser with effect on and from Completion and the Purchaser shall accept such novation and procure that NNACL is released from the debt represented by such Intercompany Balance, by assuming the relevant debt equal to the Intercompany Balance (which shall be deemed to have been settled by the Seller through delivery of good title to the Shares in accordance with paragraph 5(a) of Part 1 of Schedule 2 (Completion Arrangements)); and

(b)	a positive amount (representing a net receivable owed to NNACL by GAJL), then the Seller and the Seller Parent shall procure that the Intercompany Balance is assigned to the Purchaser with effect from the Completion Date (which Intercompany Balance shall be deemed to have been settled by the Purchaser through the Purchaser’s payment of the Consideration), and the Purchaser shall accept such assignment and assume the benefit of the receivable represented by the Intercompany Balance.

5.	Completion

5.1	Completion shall take place at 4 p.m. (Hong Kong time) on the Completion Date remotely by the electronic exchange of documents or at such other place as is agreed in writing by the Seller and the Purchaser.

5.2	At Completion the Seller shall undertake those actions listed in Part 1 of Schedule 2 (Completion Arrangements) and the Purchaser shall undertake those actions listed in Part 3 of Schedule 2 (Completion Arrangements).

5.3	Simultaneously with delivery of all deliverables contemplated by and in accordance with Schedule 2 (Completion Arrangements) (the “Deliverables”) (or waiver of such delivery by the Person entitled to receive the relevant Deliverable) and receipt into the Seller’s Designated Account of the Consideration in immediately available cleared funds, the Deliverables shall cease to be held to the order of the Person delivering them and shall be dated with the Completion Date, whereupon Completion shall have taken place.

5.4	Other than with respect of a failure by the Seller to deliver the WARE Escrow Account Completion Statement at Completion (in accordance with paragraph 5(f) of Part 1 of Schedule 2) which failure shall be governed solely by Clause 5.5, if there is a breach of Clause 5.2 (Completion) and Schedule 2 (Completion Arrangements) on the Completion Date, by the Seller or the Purchaser (for the purposes of this Clause, the Party in breach being the “Breaching Party” and the other being the “Non-Breaching Party”), the Non-Breaching Party shall not be obliged to complete this Agreement and may:

(a)	defer Completion (with the provisions of this Clause 5 (Completion) applying to Completion as so deferred);

(b)	proceed to Completion as far as practicable having regard to the breach that has occurred (without limiting its rights and remedies under this Agreement); or

(c)	to the extent the breach relates to the obligations set out in paragraphs 5(a) or 5(c) of Part 1 (Seller’s Obligations) or paragraph 1 of Part 3 (Purchaser’s Obligations) of Schedule 2 (Completion Arrangements), terminate this Agreement by written notice to the Breaching Party.

5.5	Notwithstanding anything to the contrary herein, if the WARE Escrow Account Completion Statement is not delivered by the Seller at Completion (in accordance with paragraph 5(f) of Part 1 of Schedule 2) and the Purchaser has first delayed Completion by at least five Business Days in accordance with Clause 5.4(a), the Purchaser shall:

(a)	proceed to Completion in accordance with Clause 5.4(b); and

(b)	on the earlier to occur of the:

(i)	date the WARE Escrow Account Completion Statement is delivered to the Purchaser by the Seller; or

(ii)	date on which the Purchaser obtains the WARE Escrow Account Completion Statement which (unless the WARE Escrow Account Completion Statement has been provided to the Purchaser by the Seller in accordance with Clause 5.5(b)(i)), the Purchaser shall obtain within one month of Completion (and shall deliver a copy of to the Seller on the same day as it is obtained), promptly, and in any event within two Business Days of the date on which the WARE Escrow Completion Statement is delivered to or obtained by the Purchaser in accordance with this Clause 5.5(b), cause to be paid to the Seller’s Designated Account the Remaining Restricted Cash by telegraphic transfer in immediately available cleared funds.

6.	Post-Completion Obligations

New Marketing Agreement

6.1	Following Completion, each of the Seller, the Purchaser and NRIPL shall use their respective best endeavours to ensure that CAP enters into a novation agreement on the terms substantially set out in Schedule 7 (Form of Novation Agreement) in respect of the New Marketing Agreement such that, with effect from the date such novation agreement is entered into, the Purchaser (or its nominee, as applicable) shall perform the New Marketing Agreement and be bound by it as if the Purchaser (or its nominee, as applicable) were a party to the New Marketing Agreement in lieu of NRIPL as from the date of its novation.

6.2	Following Completion, each of the Seller, the Purchaser and NRIPL shall use their respective reasonable endeavours to ensure that each of the respective counterparties to the Alumina On-Sale Agreements enters into a novation agreement in respect of the relevant Alumina On-Sale Agreement such that, with effect from the date such relevant novation agreement is entered into, the Purchaser (or its nominee, as applicable) shall perform the relevant Alumina On-Sale Agreement and be bound by it as if the Purchaser (or its nominee, as applicable) were a party to the relevant Alumina On-Sale Agreement in lieu of NRIPL as from the date of its novation.

6.3	Insofar as the New Marketing Agreement and/or any of the Alumina On-Sale Agreements are not novated in accordance with Clauses 6.1 and 6.2 (Post-Completion Obligations) (such agreements, the “Outstanding Agreement(s)”), the following provisions shall apply from the Completion until the Outstanding Agreement(s) is novated in accordance with Clauses 6.1 and 6.2 (Post-Completion Obligations):

(a)	after Completion, the Seller and the Seller Parent (at the Purchaser’s cost, including in relation to any fees which are paid or payable to any third party) and the Purchaser shall use their respective best endeavours to procure such novation or other means of transfer to enable the Purchaser (or its nominee, as applicable) to perform the Outstanding Agreement(s) after the Completion or, as the case may be, to transfer the benefit of the Outstanding Agreement(s) to the Purchaser (or its nominee, as applicable) or for the Purchaser (or its nominee, as applicable) to assume the burden of the Outstanding Agreement(s);

(b)	NRIPL shall be deemed to hold the Outstanding Agreement(s) and any monies (including, for the avoidance of doubt, any marketing fee receivable thereunder), goods or other benefits received thereunder (to the extent permitted under the Outstanding Agreement(s)) as trustee for the Purchaser (or its nominee, as applicable) and shall, as soon as is reasonably practicable, transfer the interests in such to the Purchaser (or its nominee, as applicable) provided always that, until each of the Outstanding Agreements are novated to the Purchaser (or its nominee), NRIPL shall continue to pay to each of GAJL and CAP (as applicable) any amounts due under the applicable Outstanding Agreement which has not been novated;

(c)	the Purchaser (or its nominee, as applicable) shall (if permissible and lawful under the Outstanding Agreement(s)), as the agent or sub-contractor of NRIPL, perform all the obligations of NRIPL under the Outstanding Agreement(s) (at the Purchaser’s cost) and indemnify NRIPL against any cost, loss or expense incurred by NRIPL in respect of such performance; and

(d)	if the Outstanding Agreement(s) or applicable laws prohibits the Purchaser (or its nominee, as applicable) from so acting as agent or sub-contractor, NRIPL shall, at the expense of the Purchaser and to the extent that NRIPL is able and the Outstanding Agreement(s) permits, do all such acts and things as the Purchaser (or its nominee, as applicable) may reasonably require to enable due performance of the Outstanding Agreement(s) and to provide for the Purchaser (or its nominee, as applicable) the benefits, subject to the burdens, of the Outstanding Agreement(s), and the Purchaser (or its nominee, as applicable) shall indemnify NRIPL against any cost, loss or expense incurred by NRIPL or any member of its group in respect of all such acts and things. For this purpose, it shall not be reasonable to require NRIPL or any member of its group to make any payment unless the Purchaser (or its nominee, as applicable) has first paid NRIPL or the relevant member of its group sufficient cleared funds to make such payment.

Wrong pockets

6.4	If, following Completion, the Seller or any member of the Seller’s Group owns any assets used predominantly or exclusively by, or which relate predominantly or exclusively to the business of, any Group Company or the Jamalco JV (a “Group Wrong Pocket Asset”), then the Seller shall notify the Purchaser promptly in writing upon becoming aware of the same and, if so directed by the Purchaser: (a) the Seller shall (or NGHL shall procure that the relevant member of the Seller’s Group shall) execute, and shall procure that the relevant member of the Seller’s Group (the “transferor” for the purposes of this Clause 6.4 (Wrong Pockets)) shall execute, such documents and take all other steps as may be necessary to procure the transfer of such Group Wrong Pocket Asset to a member of the Purchaser’s Group nominated by the Purchaser (the “transferee” for the purposes of this Clause 6.4 (Wrong Pockets)) for nil consideration; and (b) the Purchaser shall, or shall procure that the transferee shall, accept such transfer.

6.5	The Seller covenants to pay the Purchaser an amount equal to all Taxes, or amounts in respect of Taxes, incurred or payable by the Purchaser or any member of the Purchaser’s Group in the fulfilment of any obligations pursuant to Clause 6.4 (Wrong Pockets).

7.	Leakage

7.1	Definitions

In this Agreement:

“Effective Date” means 31 January 2023;

“Leakage” means, in each case during the period from (but excluding) the Effective Date to (and including) the Completion Date:

(a)	by any member of the Group to or for the benefit of the Seller or any of the Seller Connected Persons:

(i)	any dividend or distribution (whether in cash or in kind) or any payments in lieu of any dividend or distribution, declared, paid or made;

(ii)	any redemption, repurchase, repayment or return of shares or other securities (including loan capital), or return of capital (whether by reduction of capital or otherwise and whether in cash or in kind);

(iii)	any consultant, advisory, management, monitoring, service, director, shareholder or other fees, charges or compensation of a similar nature paid or incurred;

(iv)	any waiver, deferral, forgiveness, discount or release (whether conditional or not) of any amount, right, value, benefit or obligation owed or due to any member of the Group by the Seller or a Seller Connected Person, other than the Intercompany Balance novated or released in accordance with Clause 4.1(a) (Pre-Completion Obligations);

(v)	any liability or obligation (contingent or otherwise) of the Seller or a Seller Connected Person assumed or discharged or agreed to be assumed or discharged (including in relation to any recharging of costs of any kind or the granting of any guarantee, indemnity or security), other than the Intercompany Balance assigned or assumed in accordance with Clause 4.1(b) (Pre-Completion Obligations);

(vi)	the purchase from any Seller or a Seller Connected Person of any assets or services to the extent the consideration paid exceeds that which would be payable under a contract on arm’s length and commercial terms; and

(vii)	any guarantee, indemnity or Encumbrance provided by, or over the assets of, any member of the Group to secure indebtedness of the Seller or any Seller Connected Person;

(b)	any dividend or other distribution or payment of any Restricted Cash by any member of the Group to or for the benefit of the Seller or any of the Seller Connected Persons;

(c)	any Seller Transaction Costs paid, incurred or assumed in each case, by any Group Company to any person (other than another Group Company);

(d)	any transaction or retention or other bonuses for the management or employees of any of the Group Companies payable, in each case, by any Group Company in connection with the Transaction;

(e)	the payment of any fees or costs to or for the benefit of any Seller or a Seller Connected Person which are or were incurred by any Group Company as a result of the matters set out in paragraphs (a) to (d) (inclusive) above;

(f)	any agreement or arrangement made or entered into by any Group Company to do or give effect to any matters referred to in (a) to (e) (inclusive) above; and

(g)	any Tax or amount in respect of or on account of Tax arising to, or becoming payable or suffered by any Group Company or for which any Group Company is liable in respect of or in consequence of any of the matters referred to in paragraphs (a) to (f) (inclusive) above (which Tax or amount in respect of or on account of Tax shall, for the purposes of this Clause 7, be deemed to have been received by the person receiving the benefit of such matter set out in paragraph (a) to (f) above), but, in each case, not including any Permitted Leakage; and provided that, for the avoidance of doubt, any payment made, liability incurred or other benefit accrued shall not constitute Leakage if the benefit thereby created is in favour of any one or more Group Companies;

“Permitted Leakage” means the following payments or liabilities made or incurred, or to be made or incurred, by the Company or any other Group Company:

(a)	deductions made from the gross proceeds of alumina sales pursuant to the GAJL Alumina Sales Agreement to cover:

(i)	Freight Costs up to an amount equal to $41.75 per metric tonne;

(ii)	Demurrage Costs up to an amount agreed between the Purchaser (acting reasonably) and the Seller;

(iii)	Insurance Costs up to an amount of $2,000 per shipment; and

(iv)	Quality Costs up to an amount agreed between the Purchaser (acting reasonably) and the Seller,

(collectively, the “Alumina Sales Deductions”);

(b)	any payment of the Restricted Cash by GAJL or any other member of the Group to or for the benefit of the Seller or any of the Seller Connected Persons during the period from and including the date of the Call Option Deed until the New York Business Day immediately prior to Completion;

(c)	the transfer, settlement or extinguishment of the Intercompany Balance pursuant to Clause 4.1 (Pre-Completion Obligations);

(d)	costs or other liabilities incurred by or charged to any Group Company to the extent that such costs or liabilities are paid or settled by the Seller or any of its Connected Persons prior to Completion (in each case without any residual liability of the relevant Group Company, other than the Intercompany Balances novated, assumed or settled pursuant to Clause 4.1); and

(e)	any increase or decrease to the Intercompany Balances as a result of any of the matters contemplated in limbs (a) to (d) (inclusive) of this definition of Permitted Leakage; and

“Seller Transaction Costs” means any professional (or other out-of-pocket) fees, expenses or other costs paid or agreed to be paid or incurred or owing by any Group Company in connection with the Transaction (but not including any amount in respect of VAT for which a Group Company or, if relevant, any other member of the VAT group to which that Group Company belongs, is entitled to credit as input tax).

7.2	No Leakage Warranty

The Seller hereby warrants to the Purchaser that from (but excluding) the Effective Date to (and including) the date of this Agreement: (i) there has been no Leakage; and (ii) there has been no distribution of Restricted Cash (other than to the extent that a distribution of Restricted Cash is Permitted Leakage).

7.3	Payment in respect of Leakage

The Seller shall, in respect of any Leakage, notify the Purchaser upon becoming aware of any such Leakage and, subject to Completion having occurred and Clause 7.4 (Limitations on Leakage Claims), pay (on a US$ for US$ and after-tax basis and irrespective of whether the Seller has complied with its obligation to notify the Purchaser of any such Leakage) to the Purchaser, an amount in cash equal to the amount of such Leakage upon service by the Purchaser of any notice of the Leakage, which shall contain the Purchaser’s good faith best estimate of the amount the Purchaser believes it will be entitled to recover in accordance with Clause 27 (Notices).

7.4	Limitations on Leakage Claims

(a)	The Seller shall not be liable for any Claim under Clause 7.3 (Payment in respect of Leakage) unless a notice of the relevant Leakage is given by the Purchaser to the Seller within three months following Completion. Such notice shall specify in reasonable detail (to the extent known to the Purchaser at such time) the legal and factual basis of the Claim and evidence on which the Purchaser relies and set out the Purchaser’s estimate of the amount or value of such Leakage.

(b)	In the event of any Leakage notified by the Purchaser to the Seller in accordance with Clause 7.4(a) (Limitations on Leakage Claims), the Seller and the Purchaser shall endeavour to agree the amount payable pursuant to Clause 7.3 (Payment in respect of Leakage) on or before the day which is five (5) Business Days following the date on which the notice served by the Purchaser under Clause 7.3 (Payment in respect of Leakage) is received by the Seller. Failing agreement on the amount of such Leakage, either the Purchaser or the Seller may on or before the date which is five (5) Business Days following the expiration of such period, refer the disagreement in relation to the Leakage for determination in accordance with Clause 7.5 (Expert Determination).

7.5	Expert Determination

If the Seller and the Purchaser are unable to agree on the amount of Leakage within the time period specified in Clause 7.4(b) (Limitations on Leakage Claims), then following the expiry of such period either of the Seller or the Purchaser may appoint Crowe Horwath to resolve such disagreement provided that if Crowe Horwath is for any reason not able or unwilling to act as the expert, the Seller and the Purchaser agree that Grant Thornton may act as the expert in the alternative (the appointed party being the “Expert” for the purposes of this Clause 7.5 (Expert Determination)). The Expert shall act as an expert and not an arbitrator, and its determination (except as to manifest error) shall be final and binding on the parties. Each of the Seller and the Purchaser shall be entitled to make written submissions to the Expert and shall provide the Expert with such information and assistance as it may reasonably require for purposes of reaching its decision. The Expert shall be instructed to make its determination within twenty (20) Business Days of its appointment. The fees and disbursements of the Expert shall be borne equally by the Seller and the Purchaser or in such other proportions as the Expert considers to be just and equitable.

8.	Seller’s Warranties

8.1	The Seller warrants to the Purchaser that each of the Warranties set out in Schedule 3 (Warranties) is true and accurate as at the date of this Agreement.

8.2	The Warranties are given subject to Clause 9 (Limitations on Liability) and Schedule 4 (Seller’s Limitations on Liability).

8.3	Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Agreement.

8.4	The Purchaser agrees that:

(a)	the Purchaser has had the opportunity to conduct due diligence in respect of each Group Company, including a review of the Data Room, and has satisfied itself in relation to matters arising from the enquiries and investigations into each Group Company carried out by the Purchaser and its Agents;

(b)	the Purchaser has independently and without relying on any statement, representation, inducement or warranty (other than the Warranties) from or made by the Seller or the Company, determined to enter into this Agreement; and

(c)	no warranty, express or implied, is given by the Seller whatsoever in respect of any budget, forecast or other projection of any nature made or supplied by or on behalf of any person,

provided that nothing in this Clause 8.4 (Seller’s Warranties) shall limit the Seller’s liability in respect of fraud.

8.5	Any Warranties that are qualified by the knowledge, belief or awareness of the Seller shall mean the actual (but not constructive or imputed) knowledge, belief or awareness of the following persons: Stephen Motteram and Bowen Zhang.

9.	Limitations on Liability

9.1	Except if and only to the extent that a Warranty Claim arises or is increased directly as a result of fraud on the part of the Seller and save as set out in Schedule 4 (Seller’s Limitations on Liability):

(a)	no monetary liability shall attach to the Seller under any circumstance for any Warranty Claim;

(b)	the Purchaser shall not be entitled to make, shall not make, and waives any right it may have to make, any Warranty Claim against the Seller;

(c)	in no event shall the Seller have any monetary liability to the Purchaser in connection with any Warranty Claim; and

(d)	the Purchaser shall not be entitled to make, shall not make, and hereby waives any right the Purchaser may have to make under law or in equity, any monetary claim against the Seller, arising out of, related to, or in connection with, any Warranty Claim.

9.2	The ability of the Purchaser to make any Warranty Claim shall be further limited as provided in Schedule 4 (Seller’s Limitations on Liability).

10.	Purchaser’s Warranties and Undertakings

10.1	The Purchaser warrants to the Seller that each of the Purchaser’s Warranties is true and accurate as at the date of this Agreement.

10.2	The Purchaser undertakes to the Seller that it shall, and shall procure that each member of the Purchaser’s Group shall, preserve for a period of at least seven (7) years from Completion all books, records and documents of or relating to the Company and each of the Subsidiaries existing at Completion (together, the “Group Books and Records”). The Purchaser shall during such period, upon being given reasonable notice (and in any event within five (5) Business Days of written notice being given to the Purchaser by the Seller), permit the Seller and its Agents to inspect and to make copies of any Group Books and Records.

10.3	In the event that any proceeding, enquiry or investigation of any judicial or Governmental Authority is pending at the time of expiry of the period of seven (7) years from Completion, or if at such time the Seller is in the process of using any Group Books and Records in connection with satisfying applicable laws or regulations, the Seller shall be entitled to continuing access to the Group Books and Records on the same terms as provided in Clause 10.2 (Purchaser’s Warranties and Undertakings) for a further period until completion of the relevant enquiry, investigation or other event.

10.4	The Purchaser shall use its best endeavours to procure the release of the relevant member of the Seller Group and NRIPL from, with effect on and from the Completion Date, each of the Existing Letters of Credit in accordance with the requirements set forth in each of the Connell Agreement, Ferguson Agreement and Honeywell Agreement, by the Completion Date and in any event within fourteen (14) Business Days of the Completion Date (the “Letters of Credit Release”). The Seller and NRIPL shall cooperate with the Purchaser to the extent reasonably requested in connection with the matters contemplated in this Clause 10.4 (Purchaser’s Warranties and Undertakings), including, without limitation, the arrangement of introductions between the Purchaser and each of Connell, Ferguson, Honeywell and Deutsche Bank AG, Amsterdam Branch.

10.5	The Purchaser’s failure to procure the release of the relevant member of the Seller Group or NRIPL from the Existing Letters of Credit shall not delay or prevent Completion. In the event the Purchaser has not procured the release of the relevant member of the Seller Group or NRIPL from any of the Existing Letters of Credit in accordance with Clause 10.4 (Purchaser’s Warranties and Undertakings):

(a)	the Seller and NRIPL (as applicable) shall be entitled to take all such further acts to terminate the relevant Existing Letter of Credit without prejudice to Clause 10.4 (Purchaser’s Warranties and Undertakings); and

(b)	the Purchaser shall indemnify and hold the Seller and each other member of the Seller’s Group and NRIPL harmless from and against all Losses suffered or incurred by them after Completion in relation to or arising out of any drawdown, call or other realization of the Existing Letters of Credit to the extent such Losses arise out of the Purchaser’s failure to procure the release of the relevant member of the Seller Group or NRIPL from the Existing Letters of Credit until such time when the Purchaser releases the relevant member of the Seller Group or NRIPL from the relevant Existing Letter of Credit.

10.6	In the event that the Seller, at any time after the date of this Agreement, should wish to take out insurance against any liability which may arise under this Agreement, the Purchaser undertakes promptly to provide to the Seller such information as the prospective insurer may reasonably require before effecting such insurance.

11.	Termination

11.1	Save for the relevant Parties’ express rights to terminate in Clause 5.4(c) (Completion) and in Clause 11.2 (Termination) below, the relevant Parties shall not be entitled to rescind or terminate this Agreement, whether before or after Completion, and each Party waives all and any rights of rescission which it may have in respect of any matter to the full extent permitted by law, other than such rights in respect of fraud. Without prejudice to the generality of the foregoing, the Parties agree that the remedy of rescission is excluded in relation to all matters and shall not be available, save in respect of fraud.

11.2	If this Agreement is terminated by a relevant Party in accordance with Clause 5.4(c) (Completion), the rights and obligations of the Parties under this Agreement shall cease immediately, save in respect of antecedent breaches and under the Continuing Provisions.

12.	Insurance

With effect from Completion all insurance cover previously maintained by the Seller’s Group (other than the Group) in respect of the Company or their businesses or assets shall cease.

13.	Confidentiality

13.1	Save as expressly provided in Clause 13.3 (Confidentiality), the Seller shall, and shall procure that each member of the Seller’s Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained relating to the Purchaser’s Group as a result of negotiating or entering into the Transaction Documents, and shall not disclose or use any such information.

13.2	Save as expressly provided in Clause 13.3 (Confidentiality), the Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, treat as confidential the provisions of the Transaction Documents, all information it has received or obtained about the Seller’s Group as a result of negotiating or entering into the Transaction Documents and, at all times prior to Completion, all information it possesses relating to each Group Company, and shall not disclose or use any such information.

13.3	A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it:

(a)	is disclosed to Agents of that Party or of other members of the Relevant Party’s Group, if this is reasonably required in connection with this Agreement (and provided that such persons are required to treat that information as confidential);

(b)	is required by law or any securities exchange, regulatory or governmental body or is required or reasonably requested by any Taxation Authority;

(c)	was already in the lawful possession of that Party or its Agents without any obligation of confidentiality (as evidenced by written records); or

(d)	is in the public domain at the date of this Agreement or comes into the public domain other than as a result of a breach by a Party of this Clause 13 (Confidentiality),

provided that prior written notice of any confidential information to be disclosed pursuant to Clause 13.3(b) (Confidentiality) shall be given to the other Party and their reasonable comments taken into account (in each case to the extent reasonably practicable and permitted by applicable laws, rules and regulations).

13.4	The confidentiality restrictions in this Clause 13 (Confidentiality) shall continue to apply after the termination of this Agreement pursuant to Clause 11 (Termination) for a period of five (5) years from the date of this Agreement.

14.	Announcements

14.1	Save as expressly provided in Clause 14.2 (Announcements), no announcement shall be made by or on behalf of any Party or a member of the Relevant Party’s Group relating to the Transaction Documents without the prior written approval of the other Parties, such approval not to be unreasonably withheld or delayed.

14.2	A Party may make an announcement relating to the Transaction Documents if (and only to the extent) required by the law of any relevant jurisdiction or any securities exchange, regulatory or governmental body provided that prior written notice of any announcement required to be made is given to the other Party (in each case to the extent reasonably practicable and permitted by applicable laws, rules and regulations), in which case such Party shall take all steps as may be reasonable in the circumstances to agree the contents of such announcement with the other Party prior to making such announcement.

15.	Obligations of Seller Parent

15.1	The obligations of the Seller Parent under the Transaction Documents: (a) are limited to its performance of Clauses 4.1 (Pre-Completion Obligations), 6.1 to 6.3 (Post-Completion Obligations) and 18 (Further Assurance); and (b) shall cease and determine on the date which is three (3) months from the Completion Date.

15.2	The Seller Parent is not liable to any other Party or person for any other obligations or liabilities arising under the Transaction Documents except in respect of the Clauses referred to in Clause 15.1.

16.	Obligations of NRIPL

16.1	The obligations of NRIPL under the Transaction Documents: (a) are limited to its performance of Clauses 6.1 to 6.3 (Post-Completion Obligations), 10.4 (Purchaser’s Warranties and Undertakings), paragraph 3 of Part 1 of Schedule 2 (Completion Arrangements) and 18 (Further Assurance); and (b) shall cease and determine on the earlier of the discharge of NRIPL’s obligations under the Outstanding Agreement(s) or the novation of the Outstanding Agreements in accordance with Clauses 6.1 to 6.3 (Post-Completion Obligations).

16.2	NRIPL is not liable to any other Party or person for any other obligations or liabilities arising under the Transaction Documents except in respect of the Clauses referred to in Clause 16.1.

17.	Assignment

17.1	Subject to Clause 17.2 (Assignment), neither Party may assign, transfer, create an Encumbrance over, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with it) or of any right or interest in it without the prior written consent of the other Party.

17.2	Notwithstanding Clause 17.1 (Assignment), the Purchaser is entitled to:

(a)	assign any of its rights and benefits under this Agreement or any other Transaction Document to any member of the Purchaser’s Group (the “Purchaser Assignee”); and

(b)	grant security over, and/or assign by way of security, all or any of its rights under this Agreement to any lending banks or other funding parties or any security trustee or agent acting on their behalf, in each case, without obtaining any person’s consent and provided that, in each case: (a) no assignee(s) shall be entitled to receive under this Agreement any greater amount than that to which the Purchaser would have been entitled; (b) the Seller shall not incur any liability or increased liability, or be subject to any obligation or increased obligation, as a result thereof; and (c) the Purchaser (or any Purchaser Assignee that receives any of the Purchaser’s rights and benefits under this Agreement or any other Transaction Document pursuant to this Clause 17.2 (Assignment)) shall and shall procure that the Purchaser Assignee reassigns any such rights and/or benefits to the Purchaser or another member of the Purchaser’s Group immediately if the Purchaser Assignee ceases to be a member of the Purchaser’s Group.

18.	Further Assurance

Insofar as it is able to do so after Completion, each Party shall (and, in the case of the Seller Parent, the Seller Parent shall procure that each member of the Seller’s Group shall) at their own cost, do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things reasonably required by the Purchaser in order to give full effect to this Agreement, and securing to the Purchaser the full benefit of the rights, powers, privilege and remedies conferred upon the Purchaser by this Agreement.

19.	Entire Agreement

19.1	This Agreement, together with the other Transaction Documents, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the sale and purchase of the Shares.

19.2	Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any representation, warranty, undertaking or other statement whatsoever by the other Party or any of its Related Persons which is not expressly incorporated into this Agreement or the relevant Transaction Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to any representation, warranty, undertaking or other statement other than as expressly set out in this Agreement or another Transaction Document.

19.3	A Party’s only right or remedy in respect of any provision of this Agreement or any other Transaction Document shall be for breach of, or otherwise as expressly provided in, this Agreement or that Transaction Document, and no party shall have any right or remedy in respect of misrepresentation (whether negligent or innocent and whether made prior to and/or in this Agreement) and each Party waives all and any rights or remedies in respect of misrepresentation which it may have in relation to any matter to the fullest extent permitted by law.

19.4	Save for any claim under or for breach of this Agreement or any other Transaction Document, neither Party nor any of its Related Persons shall have any right or remedy, or make any claim, against the other Party nor any of its Related Persons in connection with the sale and purchase of the Shares.

19.5	In this Clause 19 (Entire Agreement), “Related Persons” means, in relation to a Party, members of the Relevant Party’s Group and the Agents of that Party and of members of the Relevant Party’s Group.

19.6	Nothing in this Clause 19 (Entire Agreement) shall operate to limit or exclude any liability for fraud.

20.	Severance and Validity

If any provision of this Agreement is or becomes illegal, void, invalid or unenforceable in any respect under the law of any jurisdiction, in whole or in part, it shall be deemed to be severed from this Agreement. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

21.	Variations

No variation or restatement of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.

22.	Remedies and Waivers

22.1	No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing and signed by the Party granting the waiver. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

22.2	No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement, save to the extent otherwise provided in Schedule 4 (Seller’s Limitations on Liability), shall constitute a waiver of such right or remedy.

22.3	The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

22.4	The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law except as otherwise expressly provided.

23.	Effect of Completion

The provisions of this Agreement and of the other Transaction Documents which remain to be performed following Completion shall continue in full force and effect notwithstanding Completion and shall not be extinguished or affected by Completion or by any other event or matter.

24.	Third Party Rights

24.1	This Agreement is made for the benefit of the Parties and their successors and is not intended to benefit any other person, and no other person shall have any right to enforce any of its terms pursuant to the Contracts (Rights of Third Parties) Act 1999, except that Clauses 10.2 and 10.5 (Purchaser’s Warranties and Undertakings) and Clause 13 (Confidentiality) are intended to benefit members of the Seller’s Group and Clause 19 (Entire Agreement) is intended to benefit a Party’s Related Persons, and each such Clause shall be enforceable by any of them to the fullest extent permitted by law, subject to the other terms and conditions of this Agreement.

24.2	The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.

25.	Payments

Any payment required by this Agreement shall be made in full without any counterclaim, set off, deduction or withholding, save for any deduction or withholding required by applicable law.

26.	Costs and Expenses

Each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents.

27.	Notices

27.1	Any notice or other communication to be given under or in connection with this Agreement (the “Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice may be delivered by hand, pre-paid recorded delivery, pre-paid special delivery or courier using an internationally recognised courier company, or email to the relevant address or email address specified in Clause 27.3 (Notices), and marked for the attention of the person specified in that Clause.

27.2	A Notice shall be deemed to have been received:

(a)	at 9 a.m. on the second Business Day after posting, if sent by pre-paid post, or at the time recorded by the delivery service if sent recorded delivery;

(b)	at the time of delivery, if delivered by hand or courier; or

(c)	at the time of sending, if sent by email, provided that receipt shall not be deemed to occur if the sender receives an automated message indicating that the message has not been delivered to the recipient, provided that if deemed receipt of any Notice occurs after 6 p.m. on a Business Day or at any time on a day that is not on a Business Day, deemed receipt of the Notice shall be 9 a.m. on the next Business Day. References to time in this Clause 27 (Notices) are to local time in the country of the addressee.

27.3	The addresses and email addresses for service of Notice are:

Seller:

Name:	Noble New Asset Intermediate Co Limited
Address:	Commerce House, Wickhams Cay 1
P.O. Box 3140, Road Town
Tortola, VG1110
For the attention of:	Conyers Corporate Services (BVI) Limited
Email:	bvi@conyers.com

With a copy (which shall not constitute notice) to: Legal-notices@thisisnoble.com

Purchaser:

Name:	Century Aluminum Jamaica Holdings, Inc.
Address:	251 Little Falls Drive, Wilmington DE, 19808
For the attention of:	General Counsel
Email:	generalcounsel@centuryaluminum.com

With a copy (which shall not constitute notice) to:

Name:	Weil, Gotshal & Manges (London) LLP
Address:	110 Fetter Lane
London EC4A 1AY
For the attention of:	David Avery-Gee and Murray Cox
Email:	david.avery-gee@weil.com and murray.cox@weil.com

27.4	A Party shall notify the other Party of any change to its details in Clause 27.3 (Notices) in accordance with the provisions of this Clause 27 (Notices), provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

28.	Counterparts

This Agreement may be executed in any number of counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument. The exchange of a fully executed version of this Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement and no exchange of originals is necessary.

29.	Governing Law and Jurisdiction

29.1	This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with the laws of England and Wales.

29.2	Subject to Clause 29.3 (Governing Law and Jurisdiction), the Parties agree that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations arising out of or in connection with this Agreement) (the “Proceedings”) and, for such purposes, irrevocably submit to the jurisdiction of such courts.

29.3	The Parties agree that if any claim, dispute or difference of whatever nature arises under or in connection with this Agreement or any other Transaction Document (including a claim, dispute or difference regarding its existence, termination or validity or any non-contractual obligations arising out of or in connection with this Agreement or any other Transaction Document) (a “Dispute”), the provisions of this Clause 29 (Governing Law and Jurisdiction) shall apply. Any Party may notify the other Party in writing of a Dispute (a “Dispute Notice”), whereupon the Parties shall attempt to resolve the Dispute. If a full and final binding written agreement in settlement of any elements of the Dispute has not been entered into during the period of twenty (20) Business Days following the date of service of the Dispute Notice, any Party shall be entitled to institute Proceedings under this Agreement in respect of those elements of the Dispute against any other Party.

30.	Agent for Service of Process

30.1	The Seller irrevocably appoints Law Debenture Corporate Services Limited of 8th Floor, 100 Bishopsgate, London, EC2N 4AG and the Purchaser irrevocably appoints Worldwide Corporate Advisors LLP of 150 Minories, London, EC3N 1LS, in each case as its agent for service of process in England.

30.2	If any person appointed as agent for service of process ceases to act as such the relevant Party shall immediately appoint another person to accept service of process on its behalf in England and notify the other Party of such appointment. If it fails to do so within ten (10) Business Days the other Party shall be entitled by notice to the relevant Party to appoint a replacement agent for service of process.

This Agreement has been entered into by the Parties on the date first above written.

Schedule 1

The Group Companies

Part 1

Details of the Company

Company name	:	General Alumina Holdings Limited
Company number	:	09239936
Date and place of incorporation	:	29 September 2014, England and Wales
Address	:	50 Mark Lane Tricor Suite, 4th Floor, 50 Mark Lane, London, England EC3R 7QR
Issued share capital	:	£2
Shareholder(s)	:	Noble New Asset Intermediate Co Limited
Directors	:	Matthew Frank Hinds Matthew Philip Hopkins Stephen James Motteram

Part 2

Details of the Subsidiaries

Company name	:	General Alumina Jamaica Inc.
Company number	:	6254317
Date and place of incorporation	:	19 December 2016, Delaware, US
Address	:	2711 Centerville Road, Suite 400, Wilmington, Delaware 19808
Authorised share capital	:	1,000
Issued share capital	:	1,000
Shareholder(s)	:	General Alumina Holdings Limited
Directors	:	Matthew Frank Hinds Matthew Philip Hopkins

Company name	:	General Alumina Jamaica Limited
Company number	:	2019-00005
Date and place of incorporation	:	21 December 1994, Delaware
Address	:	19 Hillcrest Avenue, Kingston 6, Saint Andrew, Jamaica
Issued share capital	:	US$1
Shareholder	:	General Alumina Holdings Limited
Directors	:	Matthew Frank Hinds Matthew Philip Hopkins Stephen James Motteram

Schedule 2

Completion Arrangements

Part 1

Seller’s Obligations

On or before Completion, the Seller shall:

1.	Procure that a meeting of the board of the Company is held at which:

(a)	the sale of the Shares to the Purchaser or such other person as the Purchaser may nominate be approved and, if appropriate, it shall be resolved that the transfer of the Shares shall be approved for registration and (subject to satisfaction of such legal or other requirements as are necessary for the registration to be effected) the transferee entered into the register of members as the holder of the Shares;

(b)	new auditors shall be appointed in accordance with the Purchaser’s nominations, with such appointment to take effect from Completion;

(c)	new directors shall be appointed in accordance with the Purchaser’s nominations, with such appointments to take effect from Completion; and

(d)	the resignations of the existing directors shall be tendered and accepted with effect from Completion.

2.	Procure that meetings of the board of each Subsidiary is held at which:

(a)	new directors shall be appointed in accordance with the Purchaser’s nominations, with such appointments to take effect from Completion; and

(b)	the resignations of the existing directors shall be tendered and accepted with effect from Completion.

3.	Procure that GAJL enters into a termination agreement in respect of the GAJL Alumina Sales Agreement such that, with effect from Completion, the GAJL Alumina Sales Agreement shall terminate other than with respect to accrued rights and obligations.

4.	Deliver to the Purchaser the Release at Completion duly executed by all parties thereto.

5.	Deliver to the Purchaser or the Purchaser’s Lawyers:

(a)	all necessary documents duly executed to enable title to the Shares to pass fully and effectively into the name of the Purchaser or such other person as the Purchaser may nominate;

(b)	to the extent not held by Madison Pacific Trust Limited in connection with the Pledges, the share certificate(s) or equivalent document(s) in the relevant jurisdiction for the Shares and the issued share capital of each Subsidiary or, if lost, indemnities in lieu thereof;

(c)	all necessary documents and evidence that the Release are in full force and effect at Completion or immediately following receipt by the Seller of the payment(s) made by the Purchaser in accordance with paragraph 1 of Part 3 of this Schedule 2 (Completion Arrangements);

(d)	all necessary documents duly executed to terminate or remove the Group Companies as parties with respect to each of the agreements set out in Schedule 6 (Seller’s Group Agreements) with effect on and from the Completion Date and to the Purchaser’s reasonable satisfaction;

(e)	a certified copy of each power of attorney (duly and validly executed) under which any document to be delivered to the Purchaser has been executed;

(f)	a copy of the WARE Escrow Account Completion Statement;

(g)	a copy of the minutes of the meeting of the board of directors of the Seller authorising the execution of this Agreement and the implementation of the steps contemplated herein;

(h)	a copy of the written resolution of the shareholder of the Seller authorising the execution of this Agreement and the implementation of the steps contemplated herein; and

(i)	a copy of the minutes of the meetings of the board of directors of the Company and each Subsidiary referred to in paragraphs 1 and 2 of this Part 1 of this Schedule 2 (Completion Arrangements).

6.	Deliver to the Purchaser (to the extent not already in the possession of the Company):

(a)	the statutory books (written up to but not including the Completion Date), certificate of incorporation (including all certificates of incorporation on change of name (if any) and common seal (if any) of each Group Company; and

(b)	written resignations to take effect from Completion of the directors of each Group Company.

Part 2    NRIPL’s Obligations

On or before Completion, NRIPL shall:

1.	Enter into a termination agreement in respect of the GAJL Alumina Sales Agreement such that, with effect from Completion, the GAJL Alumina Sales Agreement shall terminate.

Part 3

Purchaser’s Obligations

At Completion the Purchaser shall:

1.	procure that the Consideration shall be transferred to the Seller’s Designated Account by telegraphic transfer in immediately available cleared funds;

2.	procure the release of the relevant member of the Seller Group and NRIPL from each of the Existing Letters of Credit pursuant to Clause 10.4 (Purchaser’s Warranties and Undertakings); and

3.	deliver to the Seller or the Seller’s Lawyers a copy of the minutes of the meeting of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of the Purchaser authorising the execution of this Agreement.

Schedule 3

Warranties

1.	Incorporation and Authority of the Seller

1.1	The Seller has been duly incorporated and is validly existing under the laws of England and has full power and authority to carry on its business as it is carried on at the date of this Agreement.

1.2	The Seller has taken all necessary actions and has full power and authority to enter into and, subject only to the Release, perform this Agreement to which it is a party in accordance with its terms.

1.3	This Agreement to which the Seller is a party constitutes (or will constitute when executed) valid and legally binding obligations of the Seller in accordance with its terms.

1.4	No approval or consent from any third party is required for the execution and performance of this Agreement by the Seller.

1.5	The execution, delivery and performance of this Agreement by the Seller will not constitute a breach of: (a) any provision of the Seller’s articles of association, by-laws or equivalent constitutional documents; (b) any agreement or instrument binding upon the Seller or its assets which assigns, pledges or otherwise provides a security interest over the Shares the subject of this Agreement and the other documents contemplated thereby, or constitutes a default or termination event (however described) under any such agreement, instrument or document; or (c) any order, judgment or decree of any court or Governmental Authority by which the Seller is bound.

2.	The Shares and the Group

2.1	The particulars of each Group Company set out in Schedule 1 (The Group Companies) are complete, accurate and up to date in all material respects. Each Group Company has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has full power and authority to carry on its business as it is carried on at the date of this Agreement.

2.2	Subject only to the Encumbrances which are the subject of the Release: (a) the Seller is the sole legal and beneficial owner of, and has the right to exercise all voting and other rights attaching to, the Shares; and (b) the Shares are free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the Shares.

2.3	The Shares have been validly issued, constitute the entire allotted and issued share capital of the Company and are fully paid-up.

2.4	The shares in the capital of each Subsidiary of which particulars are set out in Schedule 1 (The Group Companies) are: (a) legally and beneficially owned solely by the Company; (b) validly issued, fully paid-up and constitute the entire issued share capital of such Subsidiaries; and (c) subject only to the Encumbrances which are the subject of the Release, free from all Encumbrances. Subject only to the Encumbrances which are the subject of the Release, there is no agreement or commitment to give or create any Encumbrance over or affecting the shares of any Subsidiary.

2.5	No Group Company: (a) has any interest (legal and/or beneficial) in any person other than other Group Companies and the Jamalco JV; or (b) carries out any activities other than those incidental to the Group’s interest in the Jamalco JV.

3.	Jamalco JV

3.1	GAJL is the sole legal and beneficial owner of fifty-five per cent. (55%) of the Jamalco JV ownership interests (the “Jamalco Membership Shares”) and, so far as the Seller is aware, CAP is the sole legal and beneficial owner of the other forty-five per cent. (45%) of the Jamalco Membership Shares.

3.2	There are no agreements or arrangements relating to, and no person has the right to require, the creation of additional ownership interests in Jamalco JV.

3.3	GAJL’s Jamalco Membership Shares are, subject only to the Encumbrances which are the subject of the Release, free from all Encumbrances. Subject only to the Encumbrances which are the subject of the Release: (a) there is no agreement or commitment to give or create any Encumbrance over or affecting GAJL’s Jamalco Membership Shares; and (b) the execution, delivery and performance of this Agreement will not constitute a breach of the organisational documents of the Jamalco JV.

3.4	GAJL’s Jamalco Membership Shares entitle GAJL to receive fifty-five per cent. (55%) of the alumina resulting from the business operations and activities of the Jamalco JV.

3.5	The co-tenancy assets relating to the Jamalco JV that are held in the name of GAJL are legally and beneficially owned solely by GAJL and are free from Encumbrances, other than those which have arisen in the Ordinary Course of Business.

4.	Accounts

4.1	The Audited Accounts:

(a)	have been prepared in good faith in accordance with applicable laws effective at the relevant Accounts Date in each of 2019, 2020 and 2021 with respect to the Company and each of 2019 and 2020 with respect to GAJL and the accounting standards set out in the respective Audited Accounts, in each case applied on a consistent basis; and

(b)	give a true and fair view of: (i) the assets and liabilities and financial position of the company for which they have been prepared as at the applicable Accounts Date in each of 2019, 2020 and 2021 with respect to the Company and each of 2019 and 2020 with respect to GAJL; and (ii) the profits (or losses), financial performance and cash flows of the company for which they have been prepared for the financial year ended on the applicable Accounts Date in each of 2019, 2020 and 2021 with respect to the Company and each of 2019 and 2020 with respect to GAJL.

4.2	The GAJL Draft Audited Accounts:

(a)	have been prepared in good faith in accordance with applicable laws effective at the Accounts Date in 2021 and the accounting standards set out in the GAJL Draft Audited Accounts, applied on a consistent basis; and

(b)	give a true and fair view of: (i) the assets and liabilities of GAJL for which they have been prepared as at the Accounts Date in 2021; and (ii) the profits (or losses) and cash flows of the company for which they have been prepared for the financial year ended on the Accounts Date in 2021.

4.3	The Management Accounts have been prepared by the Company in good faith and fairly present the financial state of affairs and profit (or losses) of the Group for the period in respect of which they have been prepared; and the Management Accounts for the month ended 31 January 2023 have been prepared by the Company in good faith and fairly present the Intercompany Balance as at 31 January 2023.

4.4	There are no liabilities of the Group that are not fully provided for in the Accounts in accordance with applicable principles and practices, other than those which have arisen in the Ordinary Course of Business since 31 January 2023.

5.	Events Since 31 January 2023

5.1	Since 31 January 2023:

(a)	the business of each Group Company and, so far as the Seller is aware, the Jamalco JV, has been conducted in the Ordinary Course of Business in all material respects;

(b)	there has been no material adverse change in the financial or trading position of any Group Company or, so far as the Seller is aware, the Jamalco JV, having regard to the Relevant Factors;

(c)	no liability has been incurred by any Group Company or, so far as the Seller is aware, the Jamalco JV, other than in the Ordinary Course of Business;

(d)	no dividend or other distribution has been declared, authorised, made or paid by any Group Company, nor has any Group Company reduced its paid up share capital;

(e)	no asset has been acquired or disposed of by any Group Company other than in the Ordinary Course of Business, nor has there been any agreement to acquire or dispose of any such asset;

(f)	no Group Company has granted any debenture, charge or other Encumbrance;

(g)	no Group Company has entered into any agreement with the Seller or a Seller Connected Person; and

(h)	no Group Company has issued or agreed to issue any share or loan capital or other similar interest and there have been no changes in the Jamalco Membership Shares.

6.	Trading

6.1	The Company is a holding company with no trading activity.

6.2	No Group Company carries on business under any name other than its own corporate name.

7.	Material Contracts

7.1	True, complete and accurate copies of the Material Contracts are contained in the Data Room.

7.2	So far as the Seller is aware, no Group Company is in default of any Material Contract nor is any counterparty in default of any Material Contract.

7.3	So far as the Seller is aware, no notice of breach or termination of a Material Contract has been received or served by a Group Company or the Jamalco JV, and there are no circumstances which are reasonably likely to result in the breach or termination of a Material Contract.

7.4	The GAJL Alumina Sales Agreement and the New Marketing Agreement, together, represent contracts for the offtake and marketing of one-hundred (100) per cent. of the sandy calcined metallurgical grade alumina (and all other alumina) (the “Product”) resulting from the business operations and activities of the Jamalco JV. There is no other offtake or marketing (or other similar) arrangements or agreements in respect of any of the Product resulting from the business operations and activities of the Jamalco JV.

8.	Litigation

8.1	There is no Action in process, pending or, so far as the Seller is aware, threatened, against any Group Company. No Group Company has received notice that it is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Authority or tribunal and, so far as the Seller is aware, there are no circumstances likely to give rise to any such proceeding or Action.

8.2	So far as the Seller is aware, there is no Action in process, pending or threatened, against the Jamalco JV. So far as the Seller is aware, the Jamalco JV has not received notice that it is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Authority or tribunal and there are no circumstances likely to give rise to any such proceeding or Action.

9.	Employment and Pensions

9.1	The Data Room contains true and complete:

(a)	copies of the anonymised contracts of employment or engagement of officers, employees or independent contractors of the Group who are entitled to a base monthly salary in excess of JM$1,300,000, and particulars of the remuneration (including salary, bonus and any share incentives arrangements) and benefits applicable to such individuals;

(b)	copies of all agreements with any trade union, staff association, staff council, works council, information and consultation body or any other worker representatives relating to any officers, employees or independent contractors of the Group; and

(c)	in relation to the Pension Schemes, copies of all material documentation including (as applicable) the establishment and operational documentation, any material communications with the relevant pensions regulator or current or former officers, employees or independent contractors of the Group or their dependants, the most recent actuarial valuation (or other report or advice on the funding position) and the latest annual reports and accounts, as well as any other information to allow the Purchaser to fully appreciate all liabilities under the Pension Schemes.

9.2	Save for the Pension Schemes and any social security arrangements, there is no arrangement by which any of the Group Companies is or may become liable to make any payment on retirement, death or disability for the benefit of any current or former officers, employees or independent contractors of the Group or their dependents.

9.3	Completion will not, either alone or in combination with another event, (a) entitle any officers, employees or independent contractors of the Group to severance pay, unemployment compensation or any other payment or benefit or (b) accelerate the time of payment, vesting, or funding, or increase the amount, of compensation due to any officers, employees or independent contractors of the Group, or vesting of any rights of any such person.

9.4	No Group Company is under any obligation to make any material change in the basis of remuneration or other benefits paid or provided to any of its employees other than salary or wage increases in the ordinary course of business and no material change in the remuneration, benefits and arrangements relating to the Group’s employees is due or has been promised to take place within twelve (12) months of the date of this Agreement.

9.5	There is not in existence nor is it proposed to introduce any share incentive arrangements (including options or other rights in respect of shares) for or affecting any officers, employees or independent contractors of the Group.

10.	Property

10.1	The Properties comprise all of the land and premises owned, occupied or otherwise used by GAJL and the Jamalco JV for the purpose of its business or in respect of which the Group or Jamalco JV has any estate, interest, right or liability with respect to the Properties. GAJL is legally and beneficially entitled to each of the Properties or is in possession and actual occupation of the whole of each of the Properties on an exclusive basis and no other person is in (or is actually or conditionally entitled to or claims to be so entitled to) possession, occupation, use or control of any of the Properties in whole or part, save in respect of option agreements in connection with the acquisition of land however created or arising or any other agreement or arrangement having similar effect.

10.2	Save as accrued for or otherwise reflected in the Accounts, no Group Company has any continuing liability (whether actual, contingent or otherwise) owed to a third party in respect of the Properties (other than to the parties from which it leases or licenses any such Properties, and then only on the basis set out in such leases or licenses) or any formerly owned, leased or occupied land and buildings.

11.	Intellectual Property

11.1	The Group Companies either own or have valid licences to use all the Intellectual Property which is used in the operation of the Group’s and, so far as the Seller is aware, the Jamalco JV’s business as carried on immediately prior to the date of this Agreement (the “Business IP”).

12.	Information Technology

12.1	So far as the Seller is aware, each element of the Computer Systems is either:

(a)	owned by a Group Company; or

(b)	not owned by a Group Company and is lawfully used in all material respects pursuant to an agreement and/or licence between the relevant Group Company and a third party.

12.2	So far as the Seller is aware, in the 12 months immediately preceding the date of this Agreement, the Group has not suffered any material, persistent or prolonged failures or breakdowns of any of the Computer Systems which have resulted in material, persistent or prolonged disruption to the business of Jamalco or material loss or damage of data.

In this paragraph 12, “Computer Systems” means the computer hardware, software, applications, ancillary equipment, communications equipment, microprocessors, firmware, operating software, routers, hubs and servers, in each case used by any member of the Group and/or in connection with the business of the Jamalco JV.

13.	Insurance

The Data Room contains:

(a)	true and complete copies of all material insurance policies in respect of which any Group Company has an interest (the “Policies”) and, so far as the Seller is aware, such Policies are in full force and effect; and

(b)	true, complete and up-to-date details (including in relation to status) of all material pending claims under any of the Policies (including those made in connection with the fire at the plant of the Jamalco JV that broke out on or around 22 August 2021).

14.	Related Party Transactions

Complete and accurate details of all agreements and transactions between a Group Company or the Jamalco JV on the one hand, and the Seller or a Seller Connected Person on the other, are contained in files 1.3.3.4.4, 1.3.3.4.5, 1.6.1.2.3.1 and 1.6.1.2.3.5 of the Data Room.

15.	Permits

15.1	So far as the Seller is aware, GAJL and CAP together hold all material licences, permissions, authorisations, consents, certificates and other authorisations (public and private) (the “Permits”) required for the carrying on, and operation of, the business of the Jamalco JV and, so far as the Seller is aware, GAJL has complied in all material respects with the terms and conditions thereof or prepared compliance plans, where applicable.

15.2	So far as the Seller is aware, the Permits are in full force and effect and not subject to any materially unusual or onerous conditions. Without limiting any of the foregoing, so far as the Seller is aware:

(a)	GAJL has not violated, nor is it in default (with or without notice or lapse of time or both) under any such Permit;

(b)	there has occurred no event: (i) giving to any Governmental Authority any right of termination, amendment or cancellation of, any such Permit; or (ii) which indicates that any Permit will or is likely to be revoked or not renewed, in whole or in part, in the ordinary course of business;

(c)	no proceeding is pending or has been threatened in writing seeking the revocation or limitation of any Permit; and

(d)	GAJL has filed, maintained or furnished to NEPA or other applicable Governmental Authority all required filings, declarations, listings, registrations, submissions, amendments, modifications, notices and responses to notices, applications and supplemental applications, reports (including all adverse event/experience reports) and compliance plans, where applicable, and all such submissions were complete and accurate and in compliance with applicable legal requirements when filed (or were corrected or completed in a subsequent filing).

16.	Compliance

16.1	So far as the Seller is aware, it, its Affiliates, and the Group Companies have in all material respects conducted their businesses in compliance with applicable laws (including Anti-Corruption Laws) and have not received any notice and have no knowledge that it, its Affiliates or the Group Companies are currently under investigation by any Governmental Authority for any activity or conduct that has resulted or would reasonably be expected to result in a violation of any applicable laws (including Anti-Corruption Laws). So far as the Seller is aware, it, its Affiliates and the Group Companies have instituted and maintained policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws.

16.2	So far as the Seller is aware, none of it, its Affiliates or the Group Companies have taken any action in furtherance of an offer, payment, promise to pay, authorization or approval of the payment, or giving of money, property, gifts or anything else of value, directly or indirectly, including to any Government Official to improperly influence official action by that person for the benefit of the Jamalco JV, or to otherwise secure an improper business advantage for the Jamalco JV.

17.	Sanctions

17.1	So far as the Seller is aware:

(a)	neither it nor any of its Affiliates or Group Companies nor any of their respective directors, senior executives or officers, or to the knowledge of the Company, nor any person acting on behalf of the Company, is an individual or entity (“Person”) that is, or is 50% or more owned or controlled by, a Person (or Persons) that is the subject of any economic or financial sanctions or trade embargoes administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Departments of State or Commerce, the United Nations Security Council, the European Union, the United Kingdom including His Majesty’s Treasury, Switzerland or any other applicable sanctions authority (“Sanctions”) or based, organised or resident in a country or territory that is the subject of comprehensive (i.e., country-wide or territory-wide) Sanctions (including, as of the date of this Agreement, Crimea, Cuba, Donetsk People’s Republic, Iran, Luhansk People’s Republic, North Korea and Syria) (each a “Sanctioned Country”) (together a “Sanctioned Person”);

(b)	no Sanctioned Person has any beneficial or other property interest in the Agreement nor will have any participation in or derive any other financial or economic benefit from the Agreement; and

(c)	it will not use, or make available, the funds provided by the Purchaser pursuant to the Agreement (i) to fund or facilitate any activities or business of, with or related to any Sanctioned Country or Sanctioned Person, or (ii) in any manner that would result in a violation of Sanctions, or (iii) for any activities or business that could result in the designation of the Purchaser as a Sanctioned Person.

18.	Environmental Matters

18.1	The Data Room contains details which are true, complete and accurate in all material respects of all Environmental Claims (pending or threatened) involving a Group Company and/or the Jamalco JV.

18.2	The Data Room contains copies which are true, complete and accurate in respect of any reports, studies, analyses, tests, audits or monitoring reports prepared and possessed by the Seller or its Affiliates pertaining to Hazardous Substances in, beneath or adjacent to any of the Properties, or regarding their compliance with applicable Environmental Laws, it being understood that this shall not cover any reports, studies, analysis, tests or monitoring reports prepared and possessed by CAP unless also prepared and possessed by the Seller or its Affiliates.

19.	Taxes

19.1	All material Taxes for which any Group Company is liable (including any deductions or withholdings on account of Tax (including social security contributions) and sums payable to a Tax Authority under the payroll system, and any royalty fees) have been duly paid, withheld (insofar as such Tax ought to have been paid or withheld) and/or accounted for in the amount due, and within any applicable time limits and no penalty, fine, surcharge or interest has been incurred in connection with any Tax.

19.2	All returns, claims for relief, applications, notifications, notices, computations, reports, accounts, statements, registrations, assessments and all other information in relation to Tax (including all elections, claims and disclaimers which have been assumed to have been made for the purposes of computing any provision for Tax in the Accounts) (“Returns”) which ought to have been made, given or kept, have been properly and duly made, given and kept and, where applicable, submitted to the relevant Taxation Authorities by each Group Company within the applicable time limits.

19.3	Each Group Company (other than GAJL, which files, for Tax purposes, in both St. Lucia and Jamaica) is, and at all times has been, resident only in its jurisdiction of incorporation for Taxation purposes and is not and has not been treated as having a permanent establishment, branch, agency or other taxable presence in any jurisdiction other than in its jurisdiction of incorporation.

19.4	No Group Company has entered into any arrangement or transaction (or series of arrangements or transactions) the main purpose, or one of the main purposes, of which was the avoidance or evasion of Tax.

19.5	No Group Company has committed an offence under Part 3 of the Criminal Finances Act 2017 or any similar laws in any other jurisdiction, nor has any employee or agent of any Group Company or any person who performs services for or on behalf of any Group Company done anything or omitted to do anything which has caused or could cause any member of the Group to commit an offence under any such law and each Group Company has instituted and maintained procedures that are designed to prevent its employees, agents and services providers from causing any Group Company to commit an offence under any such law and that are consistent with any guidance published from time to time by any relevant Taxation Authority.

19.6	As at Completion, all documents which establish or are necessary to establish the rights or title of any Group Company to any asset or in the enforcement of which any Group Company is or may be interested have been duly and properly stamped for the purposes of United Kingdom stamp duty (if required), and all applicable stamp duty, documentation, transfer and registration taxes or duties (and any similar duty or tax in a jurisdiction outside the United Kingdom), together with any interest and penalties, have been duly paid.

19.7	Each Group Company is a taxable person and duly registered for VAT purposes and has made, given, obtained and kept full, correct and up-to-date records, invoices and other documents appropriate or required for those purposes and is not in arrears with any payments or returns due in respect of VAT and has not been required by any Taxation Authority to give security for VAT.

19.8	No Group Company is a member of a VAT group.

20.	Inventories

So far as the Seller is aware, all fuel oil, caustic soda and alumina inventory (to the extent not held for sale for the benefit of the Seller or a Seller Connected Person or CAP) is useable in the Ordinary Course of Business consistent with past practice except: (a) the “dead stock” of (i) alumina (that is, alumina normally not recoverable in a commercial manner at the bottom of storage silos) in an aggregate amount of up to 5,000 tons, (ii) fuel oil in an aggregate amount of up to 10,500 barrels and (iii) caustic soda in an aggregate amount of up to 1,500 tons; (b) to the extent items have been written down to fair market value; or (c) for which adequate reserves have been established.

21.	Insolvency

21.1	None of the following events has occurred and/or is continuing:

(a)	Enforcement Proceedings: in respect of the Seller, the Seller Parent or any Group Company or the Jamalco JV, no distress, attachment, execution or other legal process is levied or enforced by a court of competent jurisdiction in Hong Kong, Singapore, the British Virgin Islands or a member country of the OECD, out on or against any substantial part of the relevant entity’s assets or revenues;

(b)	Security Enforced: in respect of the Seller, the Seller Parent or any Group Company or the Jamalco JV, no mortgage, charge, pledge, lien or other encumbrance, present or future, created or assumed over a substantial part of the relevant entity’s assets or revenues is or has become enforceable and no step has been taken to enforce (including the taking of possession or the appointment of a receiver, administrative receiver, administrator manager or other similar officer);

(c)	Insolvency: the Seller is not (or is, or could be, deemed by law or a court of competent jurisdiction in Hong Kong, Singapore, the British Virgin Islands or a member country of the OECD to be) insolvent or bankrupt. The Seller has not made a general assignment or an arrangement or composition with or for the benefit of the relevant entity’s creditors in respect of all or any material part of its debts. No moratorium has been agreed or declared in respect of or affecting all or any material part of the Seller’s debts and no appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of it; or

(d)	Winding-up: no order has been made and no effective resolution has been passed for the winding-up or dissolution of any of the Seller, the Seller Parent or any Group Company or the Jamalco JV, which has not been discharged or stayed within 60 days. None of the Seller, the Seller Parent or any Group Company or the Jamalco JV has applied or petitioned for a winding-up or administration order in respect of itself and it has not ceased through an official action of its board of directors or threatened to cease to carry on all or substantially all of its business or operations, in each case except for the purpose of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation as permitted under the terms of the Trust Deed.

Schedule 4

Seller’s Limitations on Liability

1.	Purchaser’s Knowledge (actual, constructive and imputed)

1.1	The Seller shall not be liable in respect of a Warranty Claim to the extent that the facts giving rise to such Claim were Disclosed or were otherwise known (or would have been known had reasonable enquiry been made) at the date of this Agreement by the Purchaser, any member of the Purchaser’s Group or any of their respective Agents.

1.2	If the Purchaser (or any member of the Purchaser’s Group or any of their respective Agents) becomes aware of a matter which might reasonably give rise to a Claim, the Seller shall not be liable in respect of it unless written notice of all relevant facts is given by the Purchaser to the Seller as soon as practicable following their so becoming aware and in any event within ten (10) Business Days of such event. If the matter is capable of remedy, the Purchaser shall only be entitled to compensation if the matter is not remedied within forty-five (45) days after the date on which such notice is served on the Seller.

2.	Limitations on Quantum

The Purchaser’s right to recover in respect of all Claims (other than a Claim for Leakage in accordance with Clause 7 (Leakage)) is limited, in the aggregate, to an amount equal to US$1.00.

3.	Time Limits

Neither the Seller, the Seller Parent or NRIPL shall be liable in respect of any Claim unless written notice of such Claim is given by or on behalf of the Purchaser to the Seller no later than three (3) months from the Completion Date, provided that any such Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and shall determine absolutely unless legal proceedings in respect of it have been issued and served within three (3) months of such written notice being given to the Seller.

4.	Losses

There shall be no liability for any Claim by the Purchaser in respect of, and the Purchaser shall not be entitled to recover, for any Claim, if and to the extent that such Claim is in respect of any indirect or consequential loss, punitive damages, including, without limitation, loss of profit (whether direct or consequential), loss of revenue, loss of use, loss of goodwill or loss of opportunity. For the avoidance of doubt, this paragraph 4 shall not exclude the following Losses: (a) direct loss of profits, direct loss of revenue or direct loss of production; (b) loss arising naturally and in the usual course of things from the breach of Warranty; or (c) diminution in the value of the Shares.

5.	Information

The Purchaser acknowledges that, save as set out in this Agreement, no representation or warranty has been made as to the accuracy or completeness of any of the information provided by or on behalf of the Seller to the Purchaser in relation to the Company in connection with the Transaction (together with the information in the Data Room, the “Information”) by neither the Seller nor any other member of the Seller’s Group (including the Group Companies) nor any of their respective Agents and confirms that neither the Seller nor any other member of the Seller’s Group nor any of their respective Agents shall be under any liability to the Purchaser in the event that, for whatever reason, any Information is or becomes inaccurate, incomplete or misleading in any way.

6.	Contingent Liability

The Seller shall not be liable to make payment for any Claim based upon a liability which is contingent at the time it is notified to the Seller unless and until such contingent liability becomes an actual liability and is due and payable.

7.	Retrospective Legislation

The Seller shall not be liable for any Claim to the extent that it arises, or the relevant liability is increased, as a result of any legislation not in force at the date of this Agreement.

8.	Voluntary Acts or Omissions

The Seller shall not be liable for any Claim to the extent it arises or the relevant liability is increased directly or indirectly as a result of any voluntary act or omission of any member of the Purchaser’s Group after Completion.

9.	Cease in Ownership

There shall be no liability for any Claim by the Purchaser in respect of, and the Purchaser shall not be entitled to recover, for any Claim arising in respect of a Group Company after such Group Company has ceased to be a subsidiary of the Purchaser or of any other member of the Purchaser’s Group.

10.	Duty to Mitigate

The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer as a result of a breach by the Seller of this Agreement or as a result of any fact, matter, event or circumstance likely to give rise to a Claim.

11.	Exclusion of Seller’s Limitations

Nothing in this Schedule 4 (Seller’s Limitations on Liability) applies to any claim under Clause 7 (Leakage) or to a Claim that arises or is delayed as a result of fraud or dishonesty by the Seller.

Schedule 5

Purchaser’s Warranties

1.	Incorporation and Authority of Purchaser

1.1	The Purchaser has been duly incorporated and formed and is validly existing under the laws of its place of incorporation or formation and has the necessary power and authority to enter into and perform this Agreement, the other Transaction Documents to which is a party and all other documents executed by the Purchaser which are to be delivered at Completion (together, the “Documents”).

1.2	The execution, delivery and performance by the Purchaser of the Documents will not result in a breach of (i) any provision of the articles of association, by-laws or equivalent constitutional documents of the Purchaser; or (ii) any order, judgment or decree of any court or Governmental Authority by which the Purchaser is bound.

1.3	The Purchaser is not nor will it be required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any Governmental Authority in connection with the execution, delivery and performance of the Documents.

1.4	No moratorium has been obtained nor any order been made, petition presented or resolution passed for the winding up of the Purchaser. No administrator nor any receiver, monitor, manager or equivalent officer has been appointed by any person in respect of the Purchaser or all or any of its assets and, so far as the Purchaser is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. The Purchaser has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.

2.	Available Funds

The Purchaser has immediately available on an unconditional basis (subject only to Completion) the cash resources required to meet in full its obligations under the Transaction Documents.

Schedule 6

 Seller’s Group Agreements

Schedule 7

Form of Novation Agreement

Schedule 8

Alumina On-Sale Agreements

Signed for and on behalf of Noble New Asset Intermediate Co Limited	/s/Edward Michael Lean [Authorised signatory] /s/Garrett Douglas Soden [Authorised signatory]
Signed for and on behalf of Noble Group Holdings Limited	/s/Matthew Frank Hinds [Authorised signatory] s/Garrett Douglas Soden [Authorised signatory]
Signed for and on behalf of Noble Resources International Pte. Ltd.	/s/Matthew Philip Hopkins [Authorised signatory]
Signed for and on behalf of Century Aluminum Jamaica Holdings, Inc.	/s/Gunnar Gudlaugsson [Authorised signatory]

[Signature Page to Share Sale and Purchase Agreement]